UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2013

SABRA HEALTH CARE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman Avenue, Suite 550 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (949) 255-7100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 20, 2013, Sabra Health Care REIT, Inc. (the “Company”) and certain of its subsidiaries entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters, pursuant to which certain subsidiaries of the Company agreed to issue and sell $200.0 million aggregate principal amount of 5.375% senior notes due 2023 (the “Notes”) pursuant to an effective registration statement filed on May 20, 2013 (File No. 333-188696) with the Securities and Exchange Commission. The offering is expected to close on May 23, 2013, subject to the satisfaction of customary market and other closing conditions.

The Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by the Company and certain of the Company’s other existing and, subject to certain exceptions, future subsidiaries.

The foregoing description of the underwriting agreement is a summary only and is qualified in its entirety by reference to the complete terms of the underwriting agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement, dated May 20, 2013, by and among Sabra Health Care REIT, Inc., Sabra Health Care Limited Partnership, Sabra Capital Corporation, certain subsidiaries identified therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the several underwriters named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/s/ Richard K. Matros
Name:	Richard K. Matros
Title:	Chief Executive Officer & President

Dated: May 21, 2013

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 20, 2013, by and among Sabra Health Care REIT, Inc., Sabra Health Care Limited Partnership, Sabra Capital Corporation, certain subsidiaries identified therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the several underwriters named therein